SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

         Filed by the registrant |_|

         Filed by a party other than the registrant |_|

         Check the appropriate box:                |_|     Confidential, for Use
         |_|      Preliminary Proxy Statement              of the Commission
         |X|      Definitive Proxy Statement               Only (as permitted
         |_|      Definitive Additional Materials          by Rule 14a-6(e)(2))
         |_|      Soliciting Material Pursuant to
                  Section 240.14a-11(c) or Section 240.14a-12



                                Ault Incorporated
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X|      No fee required.
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

                  (1) Title of each class of securities to which transaction applies:
                  (2) Aggregate number of securities to which transactions applies:
                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  (4)      Proposed maximum aggregate value of transaction:
                  (5)      Total fee paid:

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount previously paid:
                  (2)      Form, Schedule or Registration Statement No.:
                  (3)      Filing party:
                  (4)      Date filed:

                                   [LOGO] AULT

                                AULT INCORPORATED


                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 24, 2002

                               ------------------


To the Shareholders of Ault Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders of Ault Incorporated will be held Tuesday, September 24, 2002 at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402. The meeting will convene at 3:00 p.m., Minneapolis time, for the following purposes:

     1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

     2. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1996 Stock Plan to increase the number of Shares authorized to be issued under such Plan by 150,00 shares to 1,200,000 shares.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on August 8, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                        By Order of the Board of Directors,



                                        Richard A. Primuth, SECRETARY

Minneapolis, Minnesota
August 26, 2002

--------------------------------------------------------------------------------

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

--------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

                                AULT INCORPORATED


                               ------------------
                                 PROXY STATEMENT
                               ------------------

     This Proxy Statement is furnished to the shareholders of Ault Incorporated (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on Tuesday, September 24, 2002, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by written notice to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy or by revocation of a written proxy by request in person at the Annual Meeting; but if not revoked, the shares represented by such proxy will be voted. The mailing of this Proxy Statement to shareholders of the Company commenced on or about August 26, 2002. The Company's corporate offices are located at 7105 Northland Terrace, Minneapolis, Minnesota 55428 and its telephone number is (763) 592-1900.

     Only shareholders of record at the close of business on August 8, 2002 will be entitled to vote at the Annual Meeting. The Company has outstanding only one class of stock, no par value Common Shares (herein "Common Stock"), of which 4,573,110 shares were issued and outstanding and entitled to vote as of August 8, 2002. Each share is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting,

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated to determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for a vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT


     The following table provides information as of August 8, 2002 concerning the beneficial ownership of the Company's Common Stock by (i) all shareholders known to the Company to hold five percent or more of the Common Stock of the Company (ii) each of the Company's directors, nominees to the Board of Directors, and each executive officer named in the Summary Compensation Table below and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

                                                       SHARES
                                                    BENEFICIALLY      PERCENT
          BENEFICIAL OWNER                            OWNED(1)       OF CLASS
          ----------------                            --------       --------

          Wellington Management Company, LLP          530,000(2)       11.6%
           75 State Street
           Boston, MA 02109

          Nidec America Corporation                   488,000(3)       10.7%
           318 Industrial Lane
           Torrington, CT 06790

          Dimensional Fund Advisors Inc.              381,400(4)        8.3%
           1299 Ocean Avenue
           Santa Monica, CA 90401-1038

          Royce & Associates, Inc.                    282,100(5)        6.2%
           1414 Avenue of the Americas
           New York, NY 10019

          Frederick M. Green                          314,600           6.9%

          Carol A. Barnett                              5,000             *

          John Colwell, Jr.                             4,000             *

          Delbert W. Johnson(6)                        16,000             *

          John G. Kassakian                            24,000             *

          David J. Larkin                              11,000             *

          Frank L. Sims                                10,500             *

          Marvonia Pearson Walker                       4,000             *

          Gregory L. Harris                           109,078           2.4%

          Donald L. Henry                              42,962             *

          Xiaodong Wang                                 7,500             *

          All directors and officers as
           a group (10 persons)                       584,640          12.0%

------------------
* Indicates less than one percent.

(1) For each director and all officers and directors as a group share and percent ownership information reflects the following numbers of shares of Common Stock which may be purchased pursuant to stock options which are exercisable within 60 days of the date hereof: Mr. Green, 236,250 shares; Ms. Barnett, 4,000 shares; Mr. Colwell, 4,000 shares; Mr. Johnson, 11,000 shares; Mr. Kassakian, 15,000 shares; Mr. Larkin, 8,000 shares; Mr. Sims, 8,000 shares; Ms. Pearson Walker, 4,000 shares; Mr. Harris, 88,750 shares; Mr. Henry, 28,750 shares; Mr. Wang, 7,500 shares; and all directors and officers as a group, 415,250 shares.

(2) Based on the Form 13G/A filed with the Securities and Exchange Commission by Wellington Management Company, LLP on May 9, 2002. With respect to the 530,000 shares beneficially owned, Wellington Management Company, LLP holds shared voting power over 450,000 shares and shared dispositive power of 530,000 shares. Wellington Management Company, LLP does not hold sole voting or dispositive power over any of the 530,000 shares it beneficially owns. Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company, LLP, is deemed to beneficially own 425,000 of the shares recorded under this footnote 2, as reported on the Form 13G/A filed with the Securities and Exchange Commission on February 11, 2002.

(3) Based on the Form 13G filed with the Securities and Exchange Commission by Nidec America Corporation on July 24, 2002. The 488,000 shares reported represent shares which are immediately issuable upon conversion of 2,074 shares of Series B Convertible Preferred Stock of the Company. Nidec Corporation, a wholly-owned subsidiary of Nidec America Corporation, is also deemed to beneficially own such shares.

(4) Based on the most recent information received by the Company from Dimensional Fund Advisors Inc.

(5) Based on the most recent information received by the Company from Royce & Associates, Inc.

(6) Mr. Johnson has notified the Company of his intent to resign his position as a director of the Company following the expiration of his term at the Annual Meeting of Shareholders on September 24, 2002.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eight directors. One of the current directors, Mr. Delbert Johnson, has notified the Company of his intent to resign from the Board following the expiration of his term at the Annual Meeting of Shareholders on September 24, 2002. As a result, seven directors will be elected at the Annual Meeting of Shareholders, each to serve until the next Annual Meeting of Shareholders or until a successor is elected. In connection with the election of directors, shareholders will also be asked to approve amending the Company's Bylaws to reduce the size of the Board from eight to seven members. Under the Bylaws, between annual meetings of shareholders, the Board of Directors has the authority to increase the size of the Board and nominate and appoint new directors to serve until the next Annual Meeting of Shareholders or until a successor is elected. The Board is currently evaluating adding an additional director following the 2002 Annual Meeting of Shareholders.

     The Board of Directors has nominated for election the seven persons named below and each has consented to being named as a nominee. All of the nominees are currently directors of the Company. It is intended that proxies solicited will be voted for the nominees named below. The Company believes that each nominee named below will be able to serve. In the event any nominee is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names of the nominees, their principal occupations for at least the past five years, and other information is set forth below.


                                                                                                  DIRECTOR
NAME                                      PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS             SINCE
----------------------------   -----------------------------------------------------------        --------
Carol A. Barnett (38)          Neurological Marketing and Business Development Director,           2001
                               Medtronic, Inc.; from 1998 to 2000, Neurological Marketing
                               Manager, Medtronic, Inc.; during 1998, Corporate Finance
                               Manager, Medtronic, Inc.; from 1997 to 1998, Vice President and Treasurer, Jockey International, Inc.

John Colwell, Jr. (44)         Chairman and Chief Executive Officer, Web Label; from 1996          2000
                               to 1999, President, Colwell Industries; from 1985 to 1996,
                               President, Banta Information Services Group; Director,
                               Research, Inc. (heating and drying applications).

Frederick M. Green (59)        Chairman, President and Chief Executive Officer of the              1979
                               Company; Director, Communications Systems, Inc. (telecom-
                               munications).

John G. Kassakian (59)         Professor of Electrical Engineering and Director, Laboratory        1984
                               for Electromagnetic and Electronic Systems, Massachusetts
                               Institute of Technology; Director, American Power Conversion
                               and ISO New England.

David J. Larkin (62)           Independent Consultant; from 1998 to 1999 Executive Vice            1998
                               President and Chief Operating Officer, Jostens, Inc.; from 1995 to 1998, management consultant; prior to 1995, Chairman,
                               President and CEO of Honeywell Limited in Canada.

Frank L. Sims (51)             Corporate Vice President, Transportation, Cargill, Inc.             1999
                               (agricultural products trading and processing); prior to August,
                               2000, President of the North American Grain division of
                               Cargill, Inc.; Director, Tennant Company.

Marvonia Pearson Walker (45)   Vice President, AT&T's Georgia Community Relations; High            2001
                               Speed Computer Networking Director, AT&t; from December
                               1999 to September 2000, Marketing Director, AT&T; from May
                               1995 to November 1999, Sales Director, AT&T.

     The Board of Directors held seven regularly scheduled meetings during fiscal year 2002. Each director attended more than 75% of the regular meetings of the Board of Directors and of any committee on which he or she served.

     Members of the Board who are not otherwise employed by the Company receive, at the time of election or reelection to the Board, an option to purchase 2,000 shares of the Company's common stock at a purchase price equal to the fair market value of the Company's common stock on the date of such election or reelection. In addition, each non-employee member of the Board of Directors is also paid an annual fee of $4,000 plus $500 for each Board meeting or Board committee meeting attended. As part of a Company-wide expense reduction program, however, the non-employee directors agreed to suspend payment of the meeting fees otherwise payable to them for the period November 2001 to June 2002. During fiscal year 2002, Mr. Kassakian received a $600.00 monthly fee in exchange for certain consulting services provided to the Company, except that he voluntarily agreed to a suspension of this fee from November 2001 to June 2002.

     The Company has an Audit Committee that met four times during fiscal year 2002. The current members of this Committee are Delbert Johnson, Chair, Carol Barnett and Frank Sims. The Audit Committee, among other responsibilities, recommends to the full Board of Directors the selection of auditors and reviews and evaluates the activities and reports of the auditors, as well as the internal accounting controls of the Company.

     The Company also has a Compensation Committee that met three times during fiscal year 2002. The current members of this Committee are David Larkin, Chair, Frank Sims, John Colwell and Marvonia Pearson Walker. The Compensation Committee, among other responsibilities, recommends to the full Board of Directors compensation for executive officers and key personnel and reviews the Company's compensation policies and practices.

     The Board of Directors has a Nominating and Governance Committee. The current members of this Committee are Delbert Johnson, John Kassakian and David Larkin. Its duties include evaluating and making recommendations with respect to Board composition, director candidates to be proposed for election by the shareholders of the Company, and Board compensation and other policies affecting the Board members, as well as considering and making recommendations with respect to corporate governance issues. The Nominating and Governance Committee met once in fiscal year 2002.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending June 2, 2002, June 3, 2001, and May 28, 2000, the direct cash compensation paid by the Company, as well as certain other compensation paid or accrued for these years, to Frederick
M. Green, the Company's President and Chief Executive Officer, and to other executive officers of the Company (together with Mr. Green, the "Named Executive Officers") whose total cash compensation exceeded $100,000 during fiscal year 2002 in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION
                                                                ------------
                                                                 SECURITIES
                                              ANNUAL CASH        UNDERLYING       ALL OTHER
NAME AND POSITION           FISCAL YEAR     COMPENSATION(1)      OPTIONS(2)      COMPENSATION
-----------------           -----------     ---------------     ------------     ------------
Frederick M. Green              2002            $285,006          35,000          $4,281(3)
 President and Chief            2001             276,619          25,000           3,922(3)
 Executive Officer              2000             263,651          40,000           2,691(3)

Gregory L. Harris               2002            $152,314          12,500          $3,175(4)
 Vice President                 2001             147,678          10,000           3,110(4)
 Business Development           2000             140,298          20,000           2,022(4)

Donald L. Henry                 2002            $143,479          12,500          $2,031(5)
 Vice President, Chief          2001             137,475          10,000           2,461(5)
 Financial Officer and          2000             126,521          15,000           1,521(5)
 Assistant Secretary

Xiaodong Wang                   2002            $146,087          10,000          $3,439(7)
 Vice President,                2001(6)           67,500           5,000             666(7)
 Asia/Pacific

------------------
(1) Represents base compensation paid to the named executives; no bonuses were paid in any of the past three fiscal years. In addition, as part of a Company wide expense reduction program, the name officers voluntarily agreed to a 5% reduction in the base compensation otherwise payable to them for the period November 2001 to June 2002.

(2) Reflects the number of shares that may be purchased pursuant to options granted in the year indicated.

(3) Reflects 401(k) matching contributions of $2,336, $1,952 and $1,755 under the Company's Profit Sharing and Retirement Plan in 2002, 2001 and 2000, respectively, and the payment of $1,945, $1,970 and $936 for life insurance premiums in 2002, 2001 and 2000, respectively.

(4) Reflects 401(k) matching contributions of $1,722, $1,689 and $1,583 under the Company's Profit Sharing and Retirement Plan in 2002, 2001 and 2000, respectively, and the payment of $1,453, $1,421 and $439 for life insurance premiums in 2002, 2001, and 2000, respectively.

(5) Reflects 401(k) matching contributions of $638, $1,131 and $1,116 under the Company's Profit Sharing and Retirement Plan in 2002, 2001 and 2000, respectively, and the payment of $1,393, $1,330 and $405 for life insurance premiums in 2002, 2001 and 2000, respectively.

(6)  Mr. Wang became an executive officer in fiscal year 2001.

(7) Reflects 401(k) matching contributions of $2,069 under the Company's Profit Sharing and Retirement Plan in 2002, and the payment of $1,370 and $666 for life insurance premiums in 2002 and 2001, respectively.

OPTION GRANTS IN FISCAL YEAR 2002

     The following table contains information concerning grants of stock options to the Named Executive Officers during the fiscal year ending June 2, 2002:

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                   ANNUAL RATE OF STOCK PRICE
                                              PERCENT OF TOTAL                                      APPRECIATION FOR OPTION
                     NUMBER OF SECURITIES      OPTIONS GRANTED                                                TERM
                          UNDERLYING          TO ALL EMPLOYEES     EXERCISE PRICE     EXPIRATION   -------------------------
NAME                  OPTIONS GRANTED(1)       IN FISCAL YEAR         ($/SHARE)          DATE           5%           10%
----                 --------------------     ----------------     --------------     ----------   ----------    -----------
Frederick M. Green         35,000                    24.1%            $  5.76          7/18/11      $126,785      $321,298

Gregory L. Harris          12,500                     8.6                5.76          7/18/11        45,280       114,749

Donald L. Henry            12,500                     8.6                5.76          7/18/11        45,280       114,749

Xiaodong Wang              10,000                     6.9                5.76          7/18/11        36,224        91,800

------------------
(1) Options are generally exercisable in equal installments over a period of four years commencing six months after the date of grant.


OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ending June 2, 2002, and unexercised options held as of June 2, 2002.

                                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                 OPTIONS AT FY-END               OPTIONS AT FY-END(1)
                      SHARES ACQUIRED                      -----------------------------     -----------------------------
                        ON EXERCISE      VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                      ---------------    --------------    -----------     -------------     -----------     -------------
Frederick M. Green        5,000             $ 7,250          203,750          46,250           $133,163           -0-

Gregory L. Harris         4,000              12,008           88,875          18,125             53,775           -0-

Donald L. Henry             -0-                 -0-           19,375          18,125                -0-           -0-

Xiaodong Wang               -0-                 -0-            5,000          10,000                -0-           -0-

------------------
(1) Based on closing price of $4.86 per share of the Company's Common Stock on May 31, 2002, the last trading day for the fiscal year ending June 2, 2002.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") is composed exclusively of non-employee members of the Company's Board of Directors (the "Board"). The members of the Committee during the period covered by this report were David J. Larkin, Chair, John Colwell, Jr., Frank L. Sims and Marvonia Pearson Walker and each continues to serve along with Carol A. Barnett, who joined the Committee at the beginning of fiscal 2003. The Committee determines proposed compensation for the Chief Executive Officer and other executive officers, based on qualitative and quantitative measures of performance, and makes recommendations to the Board for approval. Actions by the Committee relating to awards under the Company's Stock Option Plan are, however, final in accordance with the provisions of the Company's 1996 Stock Option Plan.

     EXECUTIVE OFFICER COMPENSATION POLICY. The Committee's policy is to provide executive compensation that is externally competitive at the various professional levels. Application of the policy utilizes retrospective quantitative criteria and qualitative evaluation of individual initiatives and achievements. It is also the Committee's policy to encourage and recognize strategic actions that position the Company to better compete in its markets for enhanced operational results in the longer term. As a result of these factors, the actual change in compensation for any particular executive officer for a particular year may not necessarily reflect operational results of the preceding year. The Company utilizes independently conducted market surveys to obtain comparative compensation data.

     COMPENSATION ELEMENTS. Compensation currently paid to the Company's executive officers principally consists of three elements: base salary, bonus and periodic stock option awards.

     SALARY. The base salary of the Company's executive officers is generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based on publicly available compensation surveys. Base salaries are reviewed at the beginning of each fiscal year; actual salary increases are implemented on the anniversary date of each executive's date of employment up to the maximum level approved by the Committee. In July 2001, the Committee approved increases in base compensation of the Company's executive officers averaging 6.9%. By way of comparison, in the Company's fiscal year ending June 3, 2001 compared to the prior fiscal year, the Company's revenues increased approximately 26% and the Company's net income and diluted net income per share each increased more than 17%. Further, in fiscal year 2002, during the period November 2001 to June 2002, as part of a Company-wide cost cutting effort, the Company's executive officers voluntarily reduced their base compensation 5%. The Committee regards cash compensation paid to the Company's executive officers as reasonable in relation to published information regarding compensation of executives with similar responsibilities, as well as when measured against progress the Company has achieved in revenue and net income growth over the last several fiscal years.

     BONUS. During the past several years, the Company's executive officers have been eligible to participate in a profit sharing program available to all of the Company's U.S. employees whereby each employee can earn one, two or three weeks' additional compensation based upon the Company reaching certain profitability targets established at the beginning of the fiscal year. Because profitability targets for fiscal 2002 were not achieved, no bonus payments were made for fiscal 2002.

     OPTIONS/STOCK BASED COMPENSATION. Stock options are generally awarded at the beginning of each fiscal year under stock option plans approved by the Company's shareholders. Options are granted at an exercise price that is equal to the fair market value of a common share on the date of the grant. The Committee believes that stock ownership by management derived from granting of stock options is beneficial because it aligns the interests of executives with that of shareholders. It serves to further encourage superior management performance and specifically motivates executives to remain focused on factors which enhance the market value of the Company's common stock. At the beginning of fiscal year 2002, the Committee granted stock options to purchase 70,000 shares of common stock to executive officers, which represented approximately 48% of the total options granted to all officers and key employees.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Frederick M. Green is evaluated by the same factors applicable to the evaluation of other executive officers, as described above and participates in the same executive compensation plans provided to the other senior executives. At the beginning of fiscal year 2002, the Compensation Committee increased Mr. Green's base salary 6% from the prior year. Along with other executive officers, Mr. Green voluntarily reduced his base compensation by 5% for the period November 2001 to June 2002 as part of a Company wide cost reduction effort. Mr. Green also was awarded at the beginning of fiscal year 2002 stock options to acquire 35,000 shares of Company common stock. Mr. Green has not received profit sharing compensation for the last three fiscal years. The Committee regards Mr. Green's compensation as reasonable in relation to published information on compensation of executives with similar responsibilities, as well as when measured against the progress the Company has achieved in revenue and net income growth over the past several fiscal years.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

 David J. Larkin   John Colwell, Jr.   Frank L. Sims    Marvonia Pearson Walker


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's financial reporting system by overseeing and monitoring management's and the independent auditors' participation in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under the Audit Committee Charter first adopted and approved by the Board of Directors on April 25, 1996, and amended June 6, 2000. The Board and the Audit Committee believes that each of the members of the Audit Committee, is an "independent director" as that term is defined by the Nasdaq listing standards.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee Charter. The Audit Committee held four meetings during fiscal year 2002. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company's independent accountants, Deloitte & Touche, LLP.

     During the meetings, the Audit Committee reviewed and discussed with Deloitte & Touche the audited financial statements of the Company. The discussions with Deloitte & Touche also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte & Touche provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Audit Committee their independence from the Company and its management.

     Based on the discussions with management and Deloitte & Touche, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 2, 2002, filed with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Company's Board of Directors:

           Delbert W. Johnson    Carol A. Barnett    Frank L. Sims

                             STOCK PERFORMANCE GRAPH

     The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Market Index and the NASDAQ Electronic Components Index. The graph below compares the cumulative total return of the Company's Common Stock over the last five fiscal years assuming a $100 investment at May 31, 1997.


                              [PLOT POINTS CHART]


                                                           FISCAL YEAR ENDING
                               ------------------------------------------------------------------------
                                 1997         1998        1999         2000         2001         2002
                               --------     --------    --------     --------     --------     --------
Ault Incorporated              $ 100.00     $  73.85    $ 118.46     $  69.23     $  68.31     $  59.82
Electronic Components Index    $ 100.00     $ 110.22    $ 171.26     $ 425.45     $ 178.69     $ 146.36
NASDAQ Market Index (U.S.)     $ 100.00     $ 126.82    $ 178.87     $ 245.13     $ 152.11     $ 117.10


                                   PROPOSAL 2
                   AMENDMENT OF THE COMPANY'S 1996 STOCK PLAN

GENERAL INFORMATION

     The Company's Board of Directors adopted the Ault Incorporated 1996 Stock Plan on December 12, 1996 (the "1996 Plan"), and the shareholders of the Company ratified and approved adoption of the 1996 Plan in September 1997. The purpose of the 1996 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who will contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1996 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock. The 1996 Plan currently authorizes issuing up to 1,050,000 shares pursuant to options or other awards granted under the Plan to key employees and outside consultants and also provides for ongoing automatic grants of stock options to non-employee directors. As of August 8, 2002, the last reported sales price of the Company's common stock in the Nasdaq Stock Market was $3.40.

PROPOSED AMENDMENT TO 1996 PLAN

     INCREASE IN AUTHORIZED SHARES. As of August 8, 2002, of the 1,050,000 shares of common stock authorized under the 1996 Plan, 152,099 shares had been issued pursuant to option exercises and 817,926 shares were reserved for options granted, but not exercised. Therefore, as of August 8, 2002, additional options, covering no more than 79,975 shares, could be granted under the 1996 Plan. (Additionally, as of such date, options to acquire 151,500 shares granted under the Company's 1986 Stock Option Plan were outstanding, but no further options may be granted under the 1986 Plan). Because of the limited number of options presently available for future option grants under the 1996 Plan, the Board of Directors amended the 1996 Plan on August 25, 2002, subject to ratification by the shareholders, to increase the total number of available shares by 150,000 shares to a total of 1,200,000 shares. The Board took this action so that it would be able to continue its practice of awarding stock options to retain, attract and motivate Company executives and key employees consistent with past practice. Accordingly, the Board recommends shareholders approve increasing the shares authorized under the Plan by 150,000 shares to a total of 1,200,000 shares.

SUMMARY OF THE PLAN

     The principal features of the 1996 Plan are summarized below.

     SHARES AVAILABLE UNDER 1996 PLAN. The maximum number of common shares currently reserved and available under the 1996 Plan for awards is 1,050,000 (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common shares). Common shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1996 Plan.

     ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1996 Plan. The 1996 Plan is administered by the Board or, in its discretion, by a committee of not less than two non-employee directors who are "outside directors" as defined in the 1996 Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or if the Board has delegated its authority, the Committee. The Board will have the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1996 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1996 Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the 1996 Plan.

     STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1996 Plan may be exercised during their respective terms as determined by the Board. The purchase price for the shares of common stock received upon exercise of the stock options may be paid by tendering cash or, in the Board 's discretion, by tendering Company common stock or some other form of legal consideration consistent with the Plan's purpose and applicable law. The optionee may elect to pay all or part of the option exercise price by having the Company, withhold upon exercise of the option, a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

     Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement for a period of one year from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or retirement.

     No incentive stock options may be granted under the 1996 Plan after December 11, 2006. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1996 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

     Pursuant to a limitation in the 1996 Plan, no eligible person may be granted any stock options for more than 100,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to
Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan.

     AUTOMATIC GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1996 Plan provides for the automatic granting of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company, any parent corporation or subsidiary and (ii) is elected or re-elected as a director by vote of the Board or the shareholders subsequent to December 31, 1996. Each such person automatically receives, as of the date of each such election or re-election, a non-qualified option to purchase 2,000 shares of common stock with an option price equal to the fair market value of the Company' s common stock on the date the option is granted. The Board in appropriate circumstances may adjust the option to be granted under this provision to any such person who has received a stock option from the Company in the three preceding years. The options have ten-year terms and are exercisable, as to one-third of the shares subject to the option, beginning one year after the date of option grant; as to the second third, beginning two years after the date of option grant; and as to the last third, beginning three years after the date of option grant. Any vested portion of these options will not expire upon termination of service as a director. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the 1996 Plan.

     STOCK APPRECIATION RIGHTS. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

     RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 1996 Plan.

     If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

     DEFERRED STOCK. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

     Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

FEDERAL INCOME TAX CONSEQUENCES

     STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

     An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     SARs. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

     RESTRICTED STOCK AND DEFERRED STOCK. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

     WITHHOLDING. The 1996 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1996 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

FURTHER INFORMATION

     A copy of the 1996 Plan can be obtained by writing to: Chief Financial Officer, Ault Incorporated, 7105 Northland Terrace, Brooklyn Park, Minnesota 55428.

REGISTRATION WITH SEC

     If the proposed amendment to the Stock Plan is approved, the Company intends to file a registration statement covering the additional options that may be granted and shares that may be issued under the Stock Plan, as amended, with the Securities and Exchange Commission.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting at the meeting in person or by proxy is required for ratification and approval of the Company's 1996 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE AMENDMENT OF THE 1996 PLAN TO INCREASE BY 150,000 SHARES THE NUMBER OF SHARES THAT MAY BE ISSUED PURSUANT TO THE 1996 PLAN.


                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of August 8, 2002, regarding securities authorized for issuance under the Company's equity compensation plans.

                                                                                                      (c)
                                                                                             NUMBER OF SECURITIES
                                       (a)                                                  REMAINING AVAILABLE FOR
                           NUMBER OF SECURITIES TO BE                  (b)                   FUTURE ISSUANCE UNDER
                             ISSUED UPON EXERCISE OF        WEIGHTED-AVERAGE EXERCISE      EQUITY COMPENSATION PLANS
                              OUTSTANDING OPTIONS,            PRICE OF OUTSTANDING           (EXCLUDING SECURITIES
PLAN CATEGORY                  WARRANTS AND RIGHTS        OPTIONS, WARRANTS AND RIGHTS     REFLECTED IN COLUMN (a))
-------------                  -------------------        ----------------------------     ------------------------
Equity compensation
 plans approved by
 shareholders(1)                     969,426                         $ 5.70                         79,975

Equity compensation
 plans not approved by
 shareholders(2)                         -0-                            -0-                            -0-

  TOTAL                              969,426                         $ 5.70                         79,975

------------------
(1) Represents Common Stock available for issuance under the Company's 1996 Stock Plan and 1986 Stock Option Plan. See also "Proposal 2 -- Amendment to the Company's 1996 Stock Plan."

(2) The Company has not issued any warrants to purchase Common Stock under any equity compensation plan not approved by shareholders.

                             THE COMPANY'S AUDITORS

     Deloitte & Touche, LLP, independent public accountants, have served as the auditors of the Company beginning in fiscal year 2000. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed to the Company by Deloitte & Touche for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2002 were $123,700.

ALL OTHER FEES

     Other than those fees listed above, the aggregate fees billed to the Company by Deloitte & Touche for fiscal year 2002 were $86,425. This figure includes fees for audit-related services such as pension audits, statutory filings and accounting consultations and non-audit services such as tax-related services. Deloitte & Touche did not render information technology services to the Company during fiscal year 2002. The Audit Committee determined that the non-audit services performed by Deloitte & Touche are compatible with maintaining its independence with respect to the Company.


                              SHAREHOLDER PROPOSALS

     The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. The Ault Incorporated 2003 Annual Meeting of Shareholders is expected to be held on or about September 25, 2003 and proxy materials in connection with that meeting are expected to be mailed on or about August 24, 2003. Shareholder proposals prepared in accordance with the proxy rules to be included in the company's proxy materials for the 2003 Annual Meeting of Shareholders must be received by the Company on or before April 26, 2003. In addition, pursuant to the Commission's Rules 14a-4 and 14a-5(e), a shareholder must give notice to the Company prior to July 10, 2003 of any proposal that such shareholder intends to raise at the 2003 Annual Meeting of Shareholders. If the Company receives notice of such shareholder proposal after July 10, 2003, such proposal will be considered untimely under the Commission's rules and the persons named in proxies solicited by the Board of Directors of the Company for its 2003 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

                                     GENERAL

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, the Company's insiders complied with all
Section 16(a) filing requirements applicable to them during the fiscal year ended June 2, 2002.

OTHER MATTERS

     Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

     The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended June 2, 2002. SHAREHOLDERS MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AULT INCORPORATED, 7105 NORTHLAND TERRACE, BROOKLYN PARK, MINNESOTA 55428.

                                        By Order of the Board of Directors,



                                        Richard A. Primuth, SECRETARY

                               AULT INCORPORATED
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR SEPTEMBER 24, 2002 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John Colwell, Jr., David J. Larkin and Frank L. Sims, or any of them, as proxies with full power of substitution to vote all shares of stock of Ault Incorporated of record in the name of the undersigned at the close of business on August 8, 2002 at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on September 24, 2002, or at any adjournment or adjournments, hereby revoking all former proxies.

1. ELECTION OF DIRECTORS:

   [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
       (EXCEPT AS MARKED TO THE CONTRARY).       TO VOTE FOR ALL NOMINEES LISTED
                                                 BELOW

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

           CAROL A. BARNETT,  JOHN COLWELL, JR.,  FREDERICK M. GREEN,

 JOHN G. KASSAKIAN,  DAVID J. LARKIN,  FRANK L. SIMS,  MARVONIA PEARSON WALKER

2. AMENDMENT TO THE COMPANY'S 1996 STOCK PLAN:

   [ ] FOR                                   [ ] AGAINST

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.


         (CONTINUED, AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND "FOR" PROPOSALS (2) AND
(3) DESCRIBED ON THE REVERSE SIDE OF THIS CARD.



                                        Dated: ___________________________, 2002



                                        Signed: ________________________________
                                                        (Signature)


                                        ________________________________________
                                                        (Signature)

                                        Please sign name(s) exactly as shown at
                                        left. When signing as executor,
                                        administrator, trustee, guardian, etc.,
                                        give full title as such; when shares
                                        have been issued in the names of two or
                                        more persons, all should sign.